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FOR RELEASE AT 5:00 P.M.                      Media Contact:    Jay Fredericksen
THURSDAY, MARCH 22, 2001                                        904-357-9106
                                              Investor Contact: Parag Bhansali
                                                                904-357-9155

                   RAYONIER HIGHLIGHTS CERTAIN FORM 10-K ITEMS


         JACKSONVILLE, FL, March 22, 2001 - Rayonier (NYSE: RYN) today filed its Annual Report on Form 10-K with the Securities and Exchange Commission. The company said the 10-K incorporates several items that update information issued in its year-end earnings press release:

         1. Business segment reporting has been reformatted in line with the company's strategy to focus on two core businesses, Performance Fibers and Timberland Management. The reclassified sales and operating income for each quarter of 2000 are shown in the new format in the accompanying analysis.

         2. The major timberland sale that occurred in the first quarter of 2000 has been reclassified as operating activity to correspond with the company's new strategy to annually sell 2 to 4 percent of its timberland holdings and opportunistically replace the acreage over time. As a result, the following changes took place:

                  a. Operating income for the year increased from $166.4 million to $189.5 million. Net income was unchanged.

                  b. Depletion, depreciation and amortization increased from $161.5 million to $176.9 million and now includes depletable costs associated with the major timberland sale.

                  c. EBITDA increased from $347.7 million to $393.1 million, also incorporating the remaining non-cash costs of the major timberland sale.

         3. Sales reported in the 10-K are $1,226.9 million, approximately $57.4 million higher than the year-end preliminary amount, due to the reclassification of the major timberland sale, and additional freight costs charged to cost of sales in accordance with EITF-00-10 (accounting for shipping and handling costs).

                                     (more)
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         4. The company reclassified certain contingent liabilities related to long term compensation to the equity account to the extent that such compensation would be paid in common shares. This change had no material effect on the company's debt-to-capital ratio.

         5. In the management's discussion and analysis section, the company updated the earnings outlook for the first quarter of 2001, expressed in its year-end earnings release, from "may be lower" to "will be lower" than fourth quarter 2000 earnings before non-recurring items, due to the widening global economic slowdown.

         Rayonier is the world's premier producer of high performance specialty cellulose and has 2.3 million acres of timber in the United States and New Zealand. About half of Rayonier's sales are to international customers in 60 countries. In 2001, Rayonier is celebrating its 75th anniversary.

         For further information, visit the company's website at www.rayonier.com. Complimentary copies of Rayonier press releases and other financial documents are available by calling 1-800-RYN-7611.

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                RESTATED SEGMENT INFORMATION BY QUARTER FOR 2000


(in Millions)

                               Q1        Q2        Q3        Q4     Total Year
                             -----    -----     -----     -----     ----------
SALES
-----

Performance Fibers
  Cellulose Specialties      $  87    $  87     $  83     $  91       $    348
  Absorbent Materials           54       57        60        57            228
                             -----    -----     -----     -----       --------
Total Performance Fibers       141      144       143       148            576
                             -----    -----     -----     -----       --------

Timberland Management
  Timber Harvest                63       50        40        57            210
  Timberland and Real Estate    53        4         5         8             70
                             -----    -----     -----     -----       --------
Total Timberland Management    116       54        45        65            280
                             -----    -----     -----     -----       --------

Wood Products and Trading      108      115        86        92            401

Intersegment Eliminations      (10)      (9)       (4)       (7)           (30)
                             -----    -----     -----     -----       --------

  Total Sales                $ 355    $ 304     $ 270     $ 298       $  1,227
                             =====    =====     =====     =====       ========

OPERATING INCOME/(LOSS)
-----------------------

Performance Fibers           $  18    $  21     $  23     $  21       $     83

Timberland Management
  Timber Harvest                41       28        17        28            114
  Timberland and Real Estate    26        3         4         5             38
                             -----    -----     -----     -----       --------
Total Timberland Management     67       31        21        33            152
                             -----    -----     -----     -----       --------

Wood Products and Trading       (2)      (1)       (8)       (6)           (17)

Provision for Dispositions      --       --        --       (15)           (15)

Corporate and Other             (8)      (4)       (2)        1            (13)
                             -----    -----     -----     -----       --------

  Total Operating Income     $  75    $  47     $  34     $  34       $    190
                             =====    =====     =====     =====       ========